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                                                                   Exhibit 10.65

                                     RELAXIN

              DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

        This DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT, effective as of January 11, 1999 ("EFFECTIVE DATE") is made by and between Medeva Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 755 Jefferson Road, Rochester, New York, U.S.A. ("MEDEVA") and Connetics Corporation, a Delaware corporation, having its principal place of business at 3400 West Bayshore Road, Palo Alto, California, U.S.A. ("CONNETICS") (each, respectively, a "PARTY" and collectively, the "PARTIES").


                                   BACKGROUND

        A. Connetics possesses certain technology and intellectual property rights pertaining to Relaxin as defined in this Agreement.

        B. Connetics and Medeva desire to collaborate to develop and commercialize Relaxin Products as defined in this Agreement in all countries comprising the Territory (as defined in this Agreement) and, in the limited circumstances described in this Agreement, in the United States.

THEREFORE, the Parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

In addition to certain terms defined in the body of this Agreement, the following terms shall be deemed to have the meanings stated below:

        "ADDITIONAL INDICATION(S)" means all human therapeutic indications (except DSS and reproductive indications) as agreed to by the Parties in accordance with SECTION 3.3.

        "ADVERSE EXPERIENCE" shall have the meaning set forth in SECTION 11.2 of this Agreement.

        "AFFILIATE" means any individual, corporate or other entity that controls, is controlled by or is under common control with a Party. For purposes of this definition, "control" shall mean the possession directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that such entity shall be deemed an Affiliate only so long as such control continues.

        "AGREEMENT" means this agreement together with all exhibits, schedules, and appendices attached to this agreement, all as respectively amended, modified or supplemented by the Parties in accordance with the terms of this agreement.

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        "BLA" means a Biologics License Application, or equivalent FDA application relating to the manufacturing and marketing of biologically based pharmaceutical products, filed with the FDA or any such comparable applications in other countries in the Territory.

        "CLINICAL DEVELOPMENT" means all activities subsequent to the Effective Date relating to human clinical trials including pre-clinical and additional studies specifically required to support Regulatory Filings for the purpose of obtaining Regulatory Approval to market and sell Product. Clinical Development specifically excludes any activities which are part of CMC Development.

        "CMC DEVELOPMENT" means all development activities relating to Product manufacturing, scale-up, quality assurance, quality control, Product characterization, and stability.

        "COGS" means a Party's cost of producing the Product, computed in accordance with GAAP applied on a consistent basis. Such costs shall include the reasonable, out of pocket cost (whether incurred directly by such Party or invoiced by any Third Party) of all raw materials, labor and overhead for manufacturing, formulation, storage, filling, finishing, labeling, packaging, quality assurance and quality control, shipping and distribution costs, and technical support incurred directly and exclusively for, or proportionately allocated to, the production of the Product, any value added taxes or transportation charges, and any royalties (other than royalties payable pursuant to Third Party Licenses) paid pursuant to licenses in connection with the manufacturing process or materials used. Until such time, if ever, as Connetics manufactures Relaxin Materials and/or Product, Connetics' COGS shall equal the net amount invoiced by Contract Manufacturer(s) allocable to the Product for Medeva plus ten percent (10%).

        "COMMERCIALLY REASONABLE EFFORTS" means the effort by Medeva or Connetics to deploy, in light of prevailing circumstances and taking into account Third Party obligations and commitments, sufficient resources, capital equipment, material and labor as might reasonably be expected to achieve in an appropriate time-scale, the benefits which are anticipated to accrue to Medeva and Connetics from the commercial exploitation of the Product, and if the Commercially Reasonable Efforts are to be directed to a specific goal, then that goal.

        "CONFIDENTIAL INFORMATION" shall have the meaning set forth in SECTION
9.2.1 of this Agreement.

        "CONNETICS' IMPROVEMENTS" means any inventions, discoveries, improvements or enhancements relating to Relaxin, whether patented, patentable or not, conceived or first reduced to practice by Connetics during the Term and any and all intellectual property rights therein and thereto. Connetics shall promptly notify Medeva of the details of such Connetics Improvements as soon as possible.

        "CONTRACT MANUFACTURER" means any Third Party contracted by Connetics (or Medeva pursuant to SECTION 5.1.5) to provide manufacturing services which are material to Relaxin Materials or Product, or any component or ingredient therein. Without limiting the foregoing, the term "Contract Manufacturer" shall include any Third Party whose acts or omissions in





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connection with its assumption of any obligation under this Agreement or the
Supply Agreement would be imputed to, and would therefore be considered, the acts or omissions of Connetics or Medeva (as the case may be) pursuant to any applicable law or by any Regulatory Authority.

        "CONTRACT MANUFACTURER AGREEMENT" shall have the meaning set forth in
SECTION 5.1.4 of this Agreement.

        "CONTRACT PROVIDER" means any Third Party contracted by Connetics or Medeva to provide products or non-manufacturing services which result in any work product or other information that Connetics or Medeva would include or might reasonably be expected to include in any document or report (including without limitation a Regulatory Filing) that is either submitted to, or subject to review by any Regulatory Authority. Without limiting the foregoing, the term "Contract Provider" shall include any Third Party whose acts or omissions in connection with its assumption of any obligation under this Agreement would be imputed to, and would therefore be considered, the acts or omissions of Connetics or Medeva (as the case may be) pursuant to any applicable law or by any Regulatory Authority.

        "COUNTRY" shall have the meaning set forth in SECTION 2.6.2 of this Agreement.

        "DEFENDING PARTY" shall have the meaning set forth in SECTION 2.5.2 of this Agreement.

        "DEVELOPMENT COMMITTEE" means the committee formed pursuant to SECTION 6.1.1.

        "DEVELOPMENT PLAN" means the plan as amended from time to time which sets forth, in one or more sections, (a) the Parties' strategies, plans, activities and estimated time schedules with regard to Clinical Development and Regulatory Filings for the United States and/or the Territory; (b) the Parties' respective responsibilities for such development activities; and (c) the estimated costs for such development activities. A copy of the initial Development Plan for the United States will be delivered to the Parties in connection with a letter of even date with this Agreement. The Development Committee shall develop a plan for the Territory as appropriate after the Effective Date.

        "DOLLARS" or "$" means the lawful currency of the United States.

        "DSS" means diffuse systemic sclerosis, systemic sclerosis, progressive systemic sclerosis, and/or systemic sclerosis with diffuse scleroderma.

        "ENFORCING PARTY" shall have the meaning set forth in SECTION 2.5.1 of this Agreement.

        "FAIR MARKET VALUE" means the price of Connetics' Common Stock calculated as the average closing price for the ten trading days prior to the Effective Date, as reported by Nasdaq.

        "FERTILITY INDICATION" shall have the meaning set forth in SECTION 3.3.2 of this Agreement.





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        "FIELD" means the treatment of DSS and all Additional Indications.

        "FDA" means the U.S. Food and Drug Administration or successor agency.

        "GAAP" (or Generally Accepted Accounting Principles) means generally accepted accounting and reporting assumptions, standards, and practices as applied in the United States and as prescribed by authoritative bodies such as the Financial Accounting Standards Board.

        "INDEMNITEE" and "INDEMNITOR" shall have the meanings set forth in
SECTION 7.6 of this Agreement.

        "LICENSED IP" means the Relaxin Patents, Relaxin Information and Third Party Licenses.

        "LOSSES" shall have the meaning set forth in SECTION 7.4 of this Agreement.

        "MEDEVA IMPROVEMENTS" means any inventions, discoveries, improvements or enhancements relating to Relaxin, whether patentable or not, conceived or first reduced to practice by Medeva during the Term and any and all intellectual property rights therein and thereto. Medeva shall notify Connetics of the details of such Medeva Improvements as soon as possible.

        "NET SALES" means all amounts invoiced by a Party and/or an Affiliate of a Party or a distributor appointed by a Party for sales of Product to a Third Party, less deductions for:

        (1) price reductions or discounts, including rebates, non-cash rebates, allowances, quantity discounts, cash discounts or chargebacks actually granted, allowed and incurred, medicaid or similar rebates, government control sales rebates or charges;

        (2) credits or allowances actually granted upon claims, rejections or returns of Product, including recalls, regardless of the Party requesting such; and

        (3)    an allowance for bad debts.

Sales of Product between a Party and its Affiliates and sales solely for research or testing purposes shall be excluded from the computation of Net Sales.

        "NET SELLING PRICE" means Net Sales of Medeva and/or an Affiliate of Medeva or a distributor appointed by Medeva per milligram (or such other unit as the Parties may agree) in respect of Product sold in the Territory to a Third Party.

        "NON-DEFENDING PARTY" shall have the meaning set forth in SECTION 2.5.2 of this Agreement.

        "NON-ENFORCING PARTY" shall have the meaning set forth in SECTION 2.5.1 of this Agreement.





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        "OPERATING PROFITS" means Net Sales less COGS, royalties payable pursuant to Third Party Licenses, allocable administrative costs, distribution costs of Connetics' distributors, and sales and marketing costs determined in accordance with GAAP. For purposes of calculating Operating Profits, the amount allocated for Connetics sales representatives shall be the same number used to reimburse Medeva for its sales representatives pursuant to SECTION 5.5. Operating Profits shall in no case mean operating losses.

        "PRODUCT" means a commercial pharmaceutical product containing Relaxin for use in the Field.

        "PRODUCT DEVELOPMENT" shall be comprised of: (1) CMC DEVELOPMENT, (2) CLINICAL DEVELOPMENT, and (3) REGULATORY FILINGS.

        "REGULATORY APPROVAL" means all approvals, including pricing approvals for reimbursement purposes, from the appropriate Regulatory Authorities (a) in the United States or (b) in each country in the Territory that are required to promote and market the Product in the relevant country.

        "REGULATORY AUTHORITY" means the FDA or any equivalent or additional governmental or regulatory agencies in the Territory.

        "REGULATORY FILINGS" means all activities relating to the filing for and procurement of Regulatory Approval, including but not limited to price reimbursement approval for the marketing and sale of Product from the relevant Regulatory Authorities.

        "RELAXIN" means a polypeptide hormone which both (1) has an amino acid sequence corresponding to all or a part of the sequence of the polypeptide described in EXHIBIT A-1, and peptide derivatives thereof and (2) is an agonist to any of the biological activities of the substances identified in EXHIBIT A-2.

        "RELAXIN INFORMATION" means trade secrets, know-how, information and proprietary rights in any tangible or intangible form, other than Relaxin Patents, but including Connetics Improvements to the extent licensed to Medeva pursuant to SECTION 2.1.3, relating to the development, manufacture and commercialization of Relaxin, Relaxin Materials and the Product, including but not limited to any pre-clinical, clinical and regulatory information that Medeva may need for the purposes of this Agreement that: (1) is owned by Connetics and/or its Affiliates, or (2) is owned by a Third Party, which Connetics and/or its Affiliates has a right to license or is not prohibited from disclosing to Medeva and its Affiliates under this Agreement.

        "RELAXIN MATERIALS" means bulk Relaxin or formulated Relaxin for use in Product Development and/or procuring Regulatory Approval for the Product.

        "RELAXIN PATENTS" means the patents and patent applications including any reissues, renewals, extensions, substitutions, divisionals, continuations and continuations-in-part of such





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patents or patent applications, relating to Relaxin or the Product, owned or controlled by Connetics and/or its Affiliates or included in the Third Party Licenses which: (1) are in existence as of the Effective Date or which come into existence during the Term of this Agreement; or (2) are licensed to Connetics under the Third Party Licenses. The Relaxin Patents include, without limitation, the patents and patent applications set forth on EXHIBIT B to this Agreement.

        "SPECIFICATIONS" means the specifications for the Relaxin Materials and the Product as set forth in EXHIBIT A-3 to this Agreement, and such changes to such specifications as the Parties may subsequently agree to in writing.

        "STATEMENT OF EXPENSES" shall have the meaning set forth in SECTION
4.1.3 of this Agreement.

        "SUPPLY AGREEMENT" means the agreement to be entered into at a future date pursuant to SECTION 5.1.2.

        "SUPPORT EXPENSES" shall have the meaning set forth in SECTION 4.1.3 of this Agreement.

        "TERM" shall have the meaning set forth in SECTION 10.1 of this Agreement.

        "TERRITORY" means all countries of the European Union ("EU") and the European Economic Area ("EEA") (each of the EU and the EEA as constituted on the Effective Date, together with future member countries if Connetics and Medeva mutually agree in writing), Poland, Hungary, the Czech Republic, and Cyprus. New member countries of the EU and the EEA will automatically be included in the definition of Territory provided that Connetics has not otherwise licensed the Licensed IP to another party in that country between the Effective Date and the date the country joins either the EU or the EEA.

        "THIRD PARTY LICENSES" means the licenses to Third Party intellectual property rights including without limitation patents, patent applications, trade secrets, and/or know-how covering, or related to, Relaxin, Relaxin Materials and Product, under which Connetics and/or its Affiliates has a right to grant a sublicense to Medeva and its Affiliates. A list of the Third Party Licenses as of the Effective Date is attached to this Agreement as EXHIBIT C.

        "THIRD PARTY(IES)" means any person or entity other than Medeva, Connetics, or an Affiliate of Medeva or Connetics.

        "THIRD PARTY WORK" shall have the meaning set forth in SECTION 8.1.8 of this Agreement.





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                                   ARTICLE II
                                     LICENSE

        2.1 LICENSE.

            2.1.1 LICENSED IP. Subject to the terms and conditions of this Agreement, during the Term, Connetics grants to Medeva and its Affiliates an exclusive license, solely within the Territory and in the Field, with the right to sublicense as set forth in SECTION 2.1.4, to use the Licensed IP, and to develop, manufacture (to the extent provided in this Agreement), use, sell, offer for sale and import the Product for DSS and Additional Indications. The Parties agree that the commercialization of Product in the United States shall be in accordance with SECTIONS 5.2, 5.3, 5.4 and 5.5.

            2.1.2 TRADEMARKS. Subject to the terms and conditions of this Agreement, during the Term, Connetics grants to Medeva an exclusive, royalty-free license to use the trademarks CONXN(R) and ConXn(R) for the advertising, promotion, marketing, distribution and sale of Product in the Territory. If Medeva chooses to use to use the trademarks, then in addition to the requirements set forth in SECTION 5.3, Medeva shall display the marks in a style or size of print distinguishing the mark from any accompanying wording or text. Where feasible, Medeva shall display the appropriate trademark symbol to the right of and slightly above or below the last letter of the word, or to the right of the logo. Except as expressly permitted in this Agreement, no right or license is granted to Medeva to use Connetics' name or any trademarks or tradenames of Connetics in advertising, publicity or other promotional activities without the express written approval of Connetics.

            2.1.3 CONNETICS IMPROVEMENTS. Subject to the terms and conditions of this Agreement, Connetics grants to Medeva and its Affiliates an exclusive, royalty-free license in the Field, with the right to sublicense as provided in this Agreement, to any Connetics Improvements in the Territory for use in connection with the manufacture and sale of Product. Notwithstanding the foregoing sentence, to the extent any Connetics Improvement does not relate exclusively to the Licensed IP or Product, Connetics shall have the right to use or license such Connetics Improvement for any purpose outside the Field throughout the Territory and for any purpose outside the Territory. Connetics shall have no duty to notify Medeva of the details of any Connetics Improvement to the extent that such disclosure would adversely affect the patentability of the matters disclosed.

            2.1.4 SUBLICENSES. Medeva shall have the right to grant sublicenses under the license set forth in SECTIONS 2.1.1, 2.1.2 and 2.1.3, and to employ Affiliates and Third Parties in connection with the performance of its rights and obligations under this Agreement, provided that (a) the execution of a sublicense or a subcontract shall not in any way diminish, reduce or eliminate any of Medeva's obligations under this Agreement, and Medeva shall remain primarily liable for such obligations, (b) Medeva shall notify Connetics within five (5) business days after entering into such a sublicense, and shall provide a copy of the sublicense agreement (with non-relevant passages appropriately redacted) to Connetics, and (c) Medeva shall only grant a sublicense to any Affiliate or Third Party which undertakes to perform those obligations of this





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Agreement relevant to such sublicense in accordance with the terms of this
Agreement, including specifically the obligation under SECTION 8.2.1.

        2.2 LICENSE TO MEDEVA IMPROVEMENTS. Subject to the terms and conditions of this Agreement, Medeva grants to Connetics and its Affiliates an exclusive, non-transferable, royalty-free license in the Field, without the right to sublicense (except as provided in this Agreement), to any Medeva Improvements in all territories of the world excluding the Territory for use in connection with the development, manufacture and sale of Product. Notwithstanding the foregoing sentence, to the extent any Medeva Improvement does not relate exclusively to the Licensed IP or Product, Medeva shall have the right to use or license such Medeva Improvement for any purpose in any territory in the world. Medeva shall have no duty to notify Connetics of the details of any Medeva Improvement to the extent that such disclosure would adversely affect the patentability of the matters disclosed.

        2.3 THIRD PARTY TECHNOLOGY. The Parties acknowledge that the licenses granted to Medeva in this Agreement include sublicenses under Third Party Licenses. Connetics shall be solely responsible for all payments under the Third Party Licenses prior to the Effective Date. The Parties shall share 50:50 all payments for Third Party Licenses related to the manufacture, sale or use of the Product in the Territory under this Agreement that are entered into after the Effective Date, provided that, subject to the last sentence of this Section, neither Party shall enter into any Third Party Licenses after the Effective Date without the other Party's prior approval, which approval shall not unreasonably be withheld. Medeva agrees to abide by the terms and conditions of such Third Party Licenses applicable to Medeva as Connetics' sublicensee. Connetics shall abide by the terms and conditions of all Third Party Licenses to maintain the Third Party Licenses for Medeva as Connetics' sublicensee. Connetics agrees not to terminate or assign, nor by act or omission permit the termination or assignment of, any of the Third Party Licenses, nor to amend or by act or omission permit the amendment of any Third Party Licenses to the extent such an amendment would adversely affect Medeva's rights under this Agreement, without the prior written consent of Medeva, which consent may be granted or withheld in Medeva's sole discretion. Within five (5) days after entering into any amendment of a Third Party License, Connetics shall notify Medeva and provide Medeva with a copy of the amendment.

        2.4 RESERVATION OF RIGHTS. No right, title, or interest is granted, whether expressly or by implication, to any technology or intellectual property rights owned by either Party, except for the rights and licenses expressly granted under this Agreement, and each Party hereby reserves all rights not expressly granted under this Agreement, nor shall anything in this Agreement be deemed to restrict either Party from exploiting any of its rights not expressly granted to the other Party under this Agreement.





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        2.5 ENFORCEMENT.

            2.5.1 ENFORCEMENT OF AND CLAIMS AGAINST LICENSED IP.

                  (a) A Party shall promptly notify the other Party if it becomes aware of any infringement or misappropriation of the Licensed IP. As between the Parties, Connetics shall have the primary right and discretion regarding enforcement of the Licensed IP against Third Parties who may be infringing or misappropriating such intellectual property rights in the Territory or the U.S. Connetics shall use Commercially Reasonable Efforts, at its sole expense, to protect the exclusive license granted to Medeva pursuant to this Agreement, taking into account the costs and benefits of such action, including, without limitation, the costs to be incurred in any such action and the amount and likelihood of the damages that may be awarded in any such action.

                  (b) If Connetics (i) decides not to enforce the Licensed IP, or having commenced an action fails to pursue it, or (ii) does not bring such action within ninety (90) days after notice of Medeva's request to enforce the Licensed IP, then Medeva may do so at its own expense.

                  (c) In either case, the Party enforcing the Licensed IP at the relevant time (the "ENFORCING PARTY") shall be entitled to recover all of its actual costs, expenses and fees incurred in such action from the damages awarded, and any remaining amount (subject to any amounts payable to any Third Party licensee as a result of the damages awarded) shall be payable two-thirds (2/3) to the Enforcing Party and one-third (l/3) to the Party not enforcing the Licensed IP (the "NON-ENFORCING PARTY"). The Enforcing Party shall, in its sole discretion, have the right to file and control such action as it deems warranted; provided, however, that the Enforcing Party shall provide to the Non-enforcing Party and its attorneys the following: (i) reasonable notice of, and permission to attend, all meetings and proceedings related to such actions; (ii) copies of all documents (including without limitation correspondence, notices, filings, responses, requests, orders and rulings) related to such action in sufficient detail and with sufficient time to enable the Non-enforcing Party to review and provide comments on such documents; and (iii) timely information and updates regarding the status of such action.

                  (d) The Non-enforcing Party agrees to cooperate with the Enforcing Party to the extent reasonably requested by and at the expense of the Enforcing Party, including, without limitation, being named as a party in such proceeding. The Non-enforcing Party may choose to be represented by counsel of its choice and at its own expense at all meetings, and to participate in all discussions, but counsel for the Non-enforcing Party shall not be entitled to appear in any legal or judicial proceedings.

            2.5.2 INFRINGEMENT CLAIMS.

                  (a) The Parties agree that all third party royalties and other expenses, losses, costs, deficiencies, liabilities and damages (including legal fees) incurred or suffered





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        by either of the Parties or their Affiliates arising out of a claim that the Product infringes any patents or other intellectual property right, shall be borne by the Party primarily responsible for the defense (the "DEFENDING PARTY"). Each of the Parties agrees to promptly notify the other of any patent infringement claim or action by a Third Party which comes to its attention. The Parties agree that Connetics shall be primarily responsible for the infringement defense of any action arising
        (i) primarily from the manufacture of the Product (except as set forth in the following sentence) or (ii) from any other activities outside the Territory. The Parties further agree that Medeva shall be primarily responsible for the infringement defense of any action arising (i) from the marketing or sale of the Product in the Territory, (ii) primarily from the manufacture of the Product if Medeva has assumed manufacturing responsibility for the Product, or (iii) primarily from any services Medeva may agree to provide in connection with the fill and finish of bulk Product. As the person primarily responsible for the infringement defense, the Defending Party, acting for and on behalf of both Parties to this Agreement, shall communicate and negotiate with Third Parties, engage counsel reasonably acceptable to the other Party (the "NON-DEFENDING PARTY") and otherwise handle the defense of any such claim or action; provided, however, that the approval of a Party shall be required in writing prior to the other Party's entering into any settlement agreement on behalf of the first Party, which consent shall not be unreasonably withheld.

                  (b) The Non-defending Party agrees to cooperate with the Defending Party to the extent reasonably requested by and at the expense of the Defending Party, including, without limitation, being named as a party in such proceeding. The Non-defending Party may choose to be represented by counsel of its choice and at its own expense at all meetings, and to participate in all discussions, but counsel for the Non-defending Party shall not be entitled to appear in any legal or judicial proceedings.

            2.5.3 ROYALTY REDUCTION. If (a) Medeva notifies Connetics that any pharmaceutical product containing Relaxin is being marketed or sold in the Field in the Territory during the Term of this Agreement by any Third Party, and (b) either (i) the Parties determine that the Licensed IP is not enforceable or infringed or (ii) the Licensed IP is held invalid or not infringed by a final decision of a court of competent jurisdiction from which no further appeal is or can be taken, and (c) total market share of all pharmaceutical products containing Relaxin sold in the Field in the Territory (not including the Product marketed by Medeva) reach twenty percent (20%) or more of the overall market for such pharmaceutical products, then unless Connetics is an Enforcing Party pursuant to SECTION 2.5.1(b), the Royalties payable by Medeva pursuant to
SECTION 5.1.3 shall be reduced by fifty percent (50%) during any continuing period of non-exclusivity.

        2.6 OTHER COUNTRIES.

            2.6.1 Subject to SECTION 2.6.2 below, Connetics retains the right to grant licenses for the sale, marketing and distribution of the Product in all countries outside the Territory; provided, however, that Connetics agrees that for each such license entered into after the Effective Date, it will impose on each such licensee, to the extent permitted by applicable law, a





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covenant prohibiting the licensee from: (a) seeking approval, directly or indirectly, from the relevant Regulatory Authorities, to qualify facilities for manufacturing or finishing the Product inside the Territory or to label or re-label the Product in a manner that would permit it to be marketed or sold inside the Territory, (b) selling or exporting the Product to any Third Party for use or resale inside the Territory, (c) or selling the Product to any Third Party that Connetics has reason to believe intends to resell or export the Product inside the Territory.

            2.6.2 Connetics covenants with Medeva, in respect of any country sharing a border with a country in the Territory and/or any country which has publicly indicated an intention or wish to apply to become a member of the EU or the EEA ("COUNTRY"), that:

                  (a) Connetics will not grant or otherwise dispose of any rights in the Product, Relaxin Materials or Licensed IP to any Affiliate or Third Party in respect of such Country without Medeva's prior written consent;

                  (b) Connetics will not develop, use or commercialize Relaxin or the Product in the Country itself either directly or indirectly without first negotiating in good faith with Medeva the terms upon which the Country could be included in the definition of the Territory;

                  (c) if, notwithstanding (b) above, the Country is not included in the definition of the Territory, Connetics will only develop, use or commercialize the Product or Relaxin in that Country directly or through an agent reasonably satisfactory to Medeva;

                  (d) if Connetics appoints any agent under (c) above, and such Country subsequently enters into the EU or EEA, and the Country on Medeva's request (within six (6) months of its entry) is included in the definition of the Territory, Connetics shall cause the agent appointed by it to become the agent of Medeva;

                  (e) any agreement entered into by Connetics with an agent pursuant to (c) above shall acknowledge and provide for the circumstances outlined in (d) above in terms reasonably acceptable to Medeva.


                                   ARTICLE III
                   PRODUCT DEVELOPMENT AND REGULATORY APPROVAL

        3.1 PRODUCT DEVELOPMENT.

            3.1.1 DEVELOPMENT PLAN. Product Development shall be performed in accordance with this SECTION 3.1, the Development Plan and ARTICLE VI. The Development Plan may be amended from time to time during the Term in accordance with SECTION 6.1.1.

            3.1.2 CLINICAL DEVELOPMENT. The Parties shall conduct Clinical Development in accordance with the Development Plan.





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            3.1.3 REGULATORY FILINGS. Connetics shall be responsible for all
Regulatory Filings for the Product in the United States; provided that Medeva may elect to participate in meetings with the FDA for the purpose of obtaining Regulatory Approval. Medeva shall be responsible for all Regulatory Filings for the Product in all countries of the Territory; provided that Connetics may elect to participate in meetings with the applicable Regulatory Authorities in such countries for the purpose of obtaining relevant Regulatory Approval(s). Each Party shall keep the other fully informed of all communications with the regulatory authorities and will consult with the other before submitting applications.

            3.1.4 SUPPLEMENTARY PROTECTION CERTIFICATES. The Parties shall cooperate with each other to the extent necessary to obtain supplementary protection certificates or other extensions of the term of the Patents in any country in the Territory.

        3.2 PRODUCT DEVELOPMENT COSTS.

            3.2.1 GENERAL. Connetics will pay 100% of all CMC Development costs for the Product worldwide, and Connetics will pay 100% of the expenses associated with Clinical Development and Regulatory Approval for the Product in the United States (including expenses associated with products or services that are necessary in the United States but that can be used in the Territory); provided that Medeva shall make the contributions as provided in SECTION 4.1.3. Medeva will pay 100% of the expenses that are unique to the Clinical Development and Regulatory Approval for the Product solely in the Territory.

            3.2.2 QUARTERLY REPORTS. Within thirty (30) days after the end of each calendar quarter, commencing with the quarter ending March 31, 1999, each Party shall provide to the Development Committee a quarterly written progress report which shall:

                  (a) summarize the Product Development activities and progress during the preceding calendar quarter; and

                  (b) summarize the development activities and update the timetables of such activities expected to be conducted in the following calendar quarter as well as the development costs estimated to be incurred in connection with such activities.

        3.3 ADDITIONAL INDICATIONS.

            3.3.1 GENERALLY. In accordance with SECTION 6.1.1, Medeva and Connetics may agree to jointly develop the Product for an Additional Indication provided that: all expenses associated with Product Development for such Additional Indication shall be shared between the Parties as determined by the Development Committee. Each Party shall be obligated to consider in good faith all proposals for developing Additional Indications made by the other Party on the basis of reasonable data. If the Parties do not agree to jointly develop an Additional Indication or the Parties cannot agree on a development plan, then either Party is free to develop and commercialize an Additional Indication in its respective territory(ies) at its sole cost and expense, independent of the other Party.

            3.3.2 FERTILITY INDICATIONS. Connetics shall use Commercially Reasonable Efforts to secure exclusive, worldwide rights to indications outside the Field ("FERTILITY INDICATIONS"). Upon securing such exclusive rights, Fertility Indications shall be considered Additional Indications. Connetics shall propose Fertility Indications for joint development under SECTION 3.3.1 upon securing exclusive rights to Fertility Indications. If Medeva elects to participate in the development and commercialization of Relaxin for Fertility Indications, Medeva shall pay fifty percent (50%) of amounts paid to Third Parties by Connetics to secure the exclusive rights to Fertility Indications. Furthermore, the royalty to be paid by Medeva to Connetics pursuant to SECTION
5.1.3 will be increased as to Fertility Indications in the Territory by the amount of any additional royalty to be paid to Third Parties for Fertility Indications. If Medeva elects not to participate in development and commercialization, Connetics may request the right to commercialize Products for Fertility Indications within the Territory on an exclusive basis without the right to sublicense, but Connetics shall not so commercialize within the Territory without Medeva's consent, which consent shall not unreasonably be withheld. If Connetics is unable to secure exclusive worldwide rights to Fertility Indications, Connetics shall not assign its co-exclusive rights in the Territory to any Third Party without Medeva's consent. Furthermore, Connetics shall use Commercially Reasonable Efforts to [***]

        3.4 ACCESS TO INFORMATION. Connetics will consult with Medeva on the CMC Development and Clinical Development that will be necessary to accumulate data required for submitting a BLA for the Product in the United States, and Medeva will consult with Connetics on the CMC Development and Clinical Development that will be necessary to accumulate data required for submitting a BLA for the Product in the Territory. It is the intention of this provision and of the language relating to committees in ARTICLE VI that the Parties cooperate with one another to support CMC Development, Clinical Development and Regulatory Filings to optimize commercial success in the U.S. and in the Territory. Connetics will make available to Medeva, and Medeva under the license granted under this Agreement shall be entitled to use in the Field in the Territory, all Relaxin Information developed by or for Connetics with respect to the submission of the BLA by Connetics. Medeva will make available to Connetics, and Connetics under the license granted under this Agreement shall be entitled to use, all Relaxin Information developed by or for Medeva with respect to the submission of the BLA by Medeva in the Territory.

        3.5 RECORDS. Connetics shall maintain, and shall cause its Affiliates, Contract Manufacturers, Contract Providers, and other agents to maintain, all records necessary to comply with applicable laws, rules and regulations relating to the manufacture and storage of Relaxin, Relaxin Materials and the Product (in bulk or finished form). All such records shall be maintained for such period as may be required by law, rule or regulation; provided, however, that all records relating to the manufacture, stability and quality control of each batch or partial batch of the Product shall be retained at least until the first anniversary of the end of the approved shelf life for all Product from such batch or partial batch; and provided further that neither Party shall destroy

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

such records without first notifying the other Party and giving the other Party an opportunity to take control of such records if the Party being notified believes that applicable law or its own written corporate policy requires such records to be maintained.


                                   ARTICLE IV
                         PAYMENTS AND EQUITY INVESTMENT

        4.1 PAYMENTS TO CONNETICS. The Parties agree that in consideration for the rights granted by Connetics in this Agreement, Medeva will make the following payments to Connetics in accordance with this ARTICLE IV.

               4.1.1 DEVELOPMENT FEES. For use in connection with, and for purposes of the continued development of the Product, Medeva agrees to pay to Connetics the following amounts:

                           EVENT                                   AMOUNT
                           -----                                   ------
Execution of the Agreement                                   $4.0 Million cash

[***]



                                                             $1.0 Million cash

                                                             $2.0 Million cash


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               4.1.2 MILESTONE PAYMENTS. At the time each of the following milestones is achieved, Medeva shall pay Connetics the amounts set forth opposite them:

                  Milestone                                           Amount
                  ---------                                           ------
[***]                                            o  $5.0 Million cash if completed by [***]


                                                 o  $4.5 Million cash if not completed by [***]
                                                    but completed by [***]

                                                 o  $4.0 Million cash if not completed by [***]
                                                    but completed by [***]

                                                 o  $3.0 Million cash if not completed by [***]
                                                    but completed by [***]

                                                 o  $2.0 Million cash if not completed by [***]
                                                    but completed by [***]

                                                 o  $1.0 Million cash if not completed by [***]
                                                    but completed by [***]

                                                 o  Zero if not completed by [***]



[***]                                            $1.5 Million cash



[***]                                            $1.5 Million cash


[***]                                            $3.0 Million cash



[***]                                            $3.0 Million cash


[***]                                            One-time payment of $5.0 Million cash for each
                                                 Additional Indication

            4.1.3 DEVELOPMENT PAYMENTS. To provide ongoing support for Product Development through the first full calendar quarter after submission of the first BLA in the United States, Medeva shall pay to Connetics as an advance of the Product Development expenses for the next calendar quarter an amount (defined as the "SUPPORT EXPENSES") equal to $1,000,000 less (a) any amount paid to Connetics by Suntory, Ltd., excluding milestone payments, and (b) the

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

amount by which $1,000,000 exceeded one-half of the total Product Development expenses incurred by Connetics during the preceding calendar quarter. In no event shall Medeva be required to pay Connetics more than $1,000,000 as an advance payment of Connetics' quarterly U.S. Product Development expenses. To calculate the payments due under this SECTION 4.1.3, within thirty (30) days after the end of each calendar quarter, commencing with the quarter ending March 31, 1999, Connetics shall provide to Medeva a detailed statement prepared on a cash basis of the costs incurred by Connetics during such calendar quarter in connection with its Product Development (the "STATEMENT OF EXPENSES"). Within fourteen (14) days following the delivery of the Statement of Expenses, the Parties shall compare the Statement of Expenses to the Development Plan for such period and Medeva shall calculate the Support Expenses to be paid pursuant to this Section. Within seven (7) days after the Parties have reviewed the Statement of Expenses, Medeva shall pay the Support Expenses to Connetics.

        4.2 PAYMENT TERMS. Connetics or Medeva, as the case may be, shall notify the other Party in writing within ten (10) days after a milestone under SECTION
4.1.2 is achieved. The payments pursuant to SECTION 4.1.2 shall be made within thirty (30) days after (a) the milestone is achieved, in the case of milestones in the Territory, or (b) Medeva receives such written notice from Connetics that the milestone has been achieved, supported by proper and verifiable backup documentation, in the case of all other milestones. The initial $1,000,000 payment pursuant to SECTION 4.1.3 shall be made no later than seven (7) days after the Effective Date, and each subsequent payment shall be adjusted as reflected in SECTION 4.1.3; provided that (a) the initial $1,000,000 advance paid by Medeva shall be applied against the last payment due (i.e., one half of Connetics' Product Development costs incurred in the first full calendar quarter after the submission of the first BLA in the United States) and (b) any positive difference between $1,000,000 and the actual costs measured in such last calendar quarter shall be applied against the next payment that Medeva pays to Connetics, whether pursuant to this Agreement, the Supply Agreement, or other arrangement between the Parties.

        4.3 EQUITY PURCHASE. Upon execution of the Agreement, Medeva (directly or through its Affiliates) shall purchase $4,000,000 of Connetics' common stock at a price equal to the greater of (a) $4.50 per share, or (b) 50% premium over Fair Market Value. The purchase of Connetics stock shall be pursuant to a Stock Purchase Agreement in the form attached to this Agreement as EXHIBIT D.


                                    ARTICLE V
                        MANUFACTURE AND COMMERCIALIZATION

        5.1 MANUFACTURE.

            5.1.1 CLINICAL SUPPLIES. Connetics shall, and shall cause its Contract Manufacturer(s) to, commencing from the Effective Date until Medeva receives Regulatory Approval to market the Product in the Territory, use Commercially Reasonable Efforts to manufacture for and supply to Medeva, and Medeva shall (subject to the terms of this Agreement) purchase at Connetics' COGS, all Medeva's required quantities of Relaxin Materials for use in Product Development; provided that Medeva shall not transfer the Relaxin Materials to any Third

Party at any time except to the extent transfer is required for Clinical Development, Regulatory Filings or Regulatory Approval related to the Product in the Field and Territory. If Connetics decides that change or modification of the production procedure of the Relaxin Materials is necessary during the Term for any reason, Connetics shall promptly notify Medeva in writing of the need for such change or modification. Connetics may implement such change or modification to the actual production procedure only upon Medeva's prior written consent, which shall not be unreasonably withheld and shall be deemed given unless Connetics is otherwise notified in writing by Medeva within thirty (30) days of Connetics' corresponding notice.

            5.1.2 PRODUCT FOR COMMERCIAL SALE. Commencing upon Medeva's initial purchase order until the termination or expiration of this Agreement, Connetics shall, and shall cause its Contract Manufacturer(s), to use Commercially Reasonable Efforts to manufacture for and supply to Medeva all of Medeva's requirements for Product on the terms set forth in a Supply Agreement to be entered into as soon as practicable after Medeva's decision to proceed with the first Regulatory Filing in the Territory, the outlined terms of which are reflected in EXHIBIT E. The price to Medeva for commercial supply of Product shall be Connetics' COGS plus the royalty on Medeva's Net Sales of Product in the Territory calculated pursuant to SECTION 5.1.3. Notwithstanding the foregoing, if the price per milligram of Product calculated in accordance with SECTIONS 5.1.2 and 5.1.3 exceeds [***] of Medeva's Net Selling Price, the Parties shall negotiate in good faith a new price for the Product. Such negotiations can be requested by either Party after the end of the first fiscal year following the first Regulatory Approval in the Territory, and thereafter no more frequently than every six (6) months. Notwithstanding the foregoing, either Party can request such negotiations earlier should an event outside the Parties' control result in the price per milligram of Product exceeds [sic] [***] of Medeva's Net Selling Price. If following any renegotiation requested by Medeva, the price to Medeva falls below the [***] threshold, the price shall be reset to equal the threshold number. Solely for purposes of this Agreement, and by way of illustration, the Parties agree to negotiate in good faith a new price for the Product if [(A divided by B) + (C divided by D)] > E([***])], where:

        A = the total of Connetics' COGS invoiced to Medeva over the prior three months

        B = the number of milligrams of Product sold to Medeva over the prior three months

        C = the applicable royalty payable by Medeva pursuant to SECTION 5.1.3 over the prior three months

        D = the number of milligrams of Product sold by Medeva over the prior three months, and

        E = Medeva's Net Selling Price averaged over the prior three months.

Subject to SECTION 5.1.5 below, during the Term, Medeva shall purchase all its requirements for Product from Connetics. Upon Medeva's request, during the one
(1) year period preceding the expiration of the Term, the Parties agree to negotiate in good faith for an extension of supply by Connetics and purchase of the Product by Medeva.

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

            5.1.3 ROYALTY. Medeva shall pay Connetics a royalty equal to [***] of Medeva's annual Net Sales in the Territory up to $100 Million Net Sales, plus [***] on the amount of Medeva's annual Net Sales in the Territory over $100 Million.

            5.1.4 CONTRACT MANUFACTURING.

                  (a) Connetics may contract with one or more Contract Manufacturers to perform any or all of its obligations under this Agreement and the Supply Agreement, provided that (i) Connetics permits Medeva to review and comment on, and incorporates the reasonable comments of Medeva in, the drafts of the respective agreements to be entered into after the Effective Date (each a "CONTRACT MANUFACTURER AGREEMENT"), (ii) Connetics provides Medeva with a true and accurate copy of each such Contract Manufacturer Agreement, and (iii) Connetics uses Commercially Reasonable Efforts to cause each Contract Manufacturer to agree to execute and deliver to Medeva a letter in the form of EXHIBIT F to this Agreement, and to include the provisions set forth in that letter in the relevant Contract Manufacturer Agreement.

                  (b) As to each Contract Manufacturer, Connetics agrees that Medeva may seek to enforce Connetics' remedies under such Contract Manufacturer Agreement directly against such Contract Manufacturer without first exhausting its remedies against Connetics if the Contract Manufacturer breaches its Contract Manufacturer Agreement so as to cause Connetics to become liable to Medeva for damages due to Connetics' inability to supply Product or Relaxin Materials in accordance with the terms of this Agreement and the Supply Agreement. Notwithstanding the preceding sentence, if Medeva shall seek to exercise such remedies, Connetics shall remain primarily liable and obligated to Medeva under all provisions of this Agreement.

                  (c) Connetics agrees to use its Commercially Reasonable Efforts to include in each Contract Manufacturer Agreement the following provisions: (i) a prohibition against sublicensing by such Contract Manufacturer of Licensed IP licensed to such Contract Manufacturer by Connetics; (ii) a prohibition against the sale by such Contract Manufacturer to any Third Party of (A) Relaxin for use in any product to be sold or distributed in the Territory or (B) Product for resale (other than by Connetics to Medeva, or by Medeva) in the Territory, and (iii) a right for Connetics to terminate such Contract Manufacturer Agreement in the event of a breach of the terms set forth in either of (i) or (ii) above.

            5.1.5 INABILITY TO SUPPLY. If Connetics fails for any reason, including without limitation, a force majeure event described in SECTION 12.7, to deliver Relaxin Materials and/or Product to Medeva, then Medeva shall have the right to make or have made all of its requirements of Relaxin Materials and/or Product; provided that Medeva shall not have the right to manufacture if, within thirty (30) days after Medeva first notifies Connetics of its intent to exercise its rights under this Section, Connetics provides Medeva with a plan to cure the inability to supply within the next one hundred fifty (150) days and then does so within such 150-day period. In addition to the other remedies provided for with respect to any failure to supply the

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  omitted portions.

Product, the Supply Agreement shall set forth a mechanism by which Connetics will transfer to Medeva, upon request, such manufacturing technology and know-how so as to permit Medeva to manufacture Product and/or Relaxin Materials, and Connetics agrees to cooperate with Medeva to facilitate the transition. If Medeva begins manufacturing Relaxin Materials and/or Product pursuant to this Section, Medeva shall be obligated by the provisions of SECTION 3.5 of this Agreement with respect to record-keeping. During the time Medeva manufactures Product pursuant to this Section, Medeva shall continue to pay royalties to Connetics in accordance with SECTION 5.1.3. Nothing in this SECTION 5.1.5 shall prevent Connetics from recommencing manufacturing after Medeva begins to manufacture, provided that Connetics shall only manufacture Relaxin Materials or Product for use or sale outside the Territory except as set forth in SECTION 8.1.8.

            5.1.6 ALTERNATE SUPPLY. Connetics agrees to use Commercially Reasonable Efforts to cause at least two sources of supply of Relaxin to become and remain pre-qualified as soon as practicable after the first Regulatory Approval and during the remainder of the Term of this Agreement.

        5.2 PAYMENT TERMS.

            5.2.1 ROYALTY PAYMENTS. Medeva shall remit royalty payments to Connetics quarterly, within forty-five (45) days after the end of each calendar quarter with respect to Medeva's Net Sales in the Territory during that quarter.

            5.2.2 TIMING, FORM OF PAYMENT. All payments payable by Medeva to Connetics pursuant to this ARTICLE 5 shall be calculated according to SECTION
12.2. Upon shipment of clinical supplies pursuant to SECTION 5.1.1, Connetics shall invoice Medeva, and Medeva shall pay the invoice within thirty (30) days after receipt of the invoice. All payments to Connetics by Medeva under this Agreement shall be made in United States dollars by wire transfer (or such other reasonable means as Connetics may direct) to such United States bank account as Connetics may designate from time to time.

            5.2.3 NONCONFORMING CLINICAL SUPPLIES.

                  (a) Within thirty (30) days after the delivery of Relaxin Materials and the accompanying Certificate of Analysis to Medeva, Medeva shall submit to Connetics in writing any claim that Relaxin Materials do not conform with the Specifications, accompanied by a report of Medeva's analysis (which analysis shall be conducted in good faith) and a sample of the Relaxin Materials at issue, explaining in reasonable detail the basis on which the allegedly nonconforming Relaxin Materials does not meet the Specifications. Medeva shall not be obligated to pay for such nonconforming shipment of Relaxin Materials. Only those tests listed in the Specifications may be used to demonstrate nonconformance of Relaxin Materials.

                  (b) Connetics shall conduct its own analysis of the sample in good faith within thirty (30) days after the receipt by Connetics of the report and sample from

        Medeva, and provide the results to Medeva. If after Connetics' own analysis of the sample Connetics agrees with the claim of nonconformity, Medeva shall promptly inform Connetics if Medeva wishes to have Connetics replace the nonconforming Relaxin Materials with conforming Relaxin Materials. If Medeva wishes to receive such replacement Relaxin Materials, Connetics shall provide such replacement as soon as reasonably practicable thereafter, in which case Medeva shall be obligated to pay only for such replacement Relaxin Materials. Medeva shall not be obligated to pay for the nonconforming Relaxin Materials, and Connetics shall: (i) credit Medeva for the amount paid by Medeva for the nonconforming Relaxin Materials if Medeva has already paid for such nonconforming Relaxin Materials or (ii) cancel its invoice to Medeva for such nonconforming Relaxin Materials if Medeva has not yet paid for such nonconforming Relaxin Materials, and Medeva shall not be obligated to pay such canceled invoiced amount. If, after its own analysis, Connetics does not agree with the claim of nonconformity or determines that Medeva is responsible for the nonconformity, the Parties shall in good faith discuss and agree upon a settlement of the issue, and Medeva shall not be obligated to pay for such alleged nonconforming Relaxin Materials until such settlement is reached.

                  (c) After Connetics has agreed that the Relaxin Materials shipment is nonconforming, and if Connetics is responsible for the nonconformity, Medeva shall return or destroy it at Connetics' request and cost in the most cost effective and environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.

                  (d) If conforming Relaxin Materials supplied under this Agreement become nonconforming or unsuitable at no fault of Connetics, Medeva will remain obligated to pay Connetics for such Relaxin Materials. At Connetics' request, Medeva shall return such unsuitable Relaxin Materials to Connetics. Otherwise, Medeva shall destroy it in the most environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.

            5.2.4 PAYMENTS FOR COMMERCIAL SUPPLY. All payments by Medeva for commercial supplies shall be made in accordance with the Supply Agreement.

        5.3 PRODUCT MARKINGS. Medeva shall market and sell Product in the Territory as Medeva's products under trademarks selected and owned or controlled by Medeva; provided, however, to the extent Medeva determines to use any trademarks owned by Connetics each Product marketed and sold by Medeva under this Agreement shall be marked: (a) in accordance with the provisions of SECTION 2.1.2; (b) with a notice that such Product is sold under a license from Connetics Corporation; and (c) with all patent and other intellectual property notices relating to the Licensed IP as may be required by applicable law.

        5.4 PROFIT SHARING. Beginning on the date of Regulatory Approval in the U.S., Medeva shall be entitled to receive and Connetics shall pay Medeva fifty percent (50%) of the Operating Profits on Connetics' or its Affiliates' U.S. sales of Product, for five (5) years or until the end of the first calendar year when Medeva's annual Net Sales of Product in the Territory exceed [***], whichever occurs first. All payments due from Connetics to Medeva under this Section shall be paid within forty-five (45) days after the end of each calendar quarter. This SECTION 5.4 shall apply regardless of whether Connetics requests Medeva's assistance to co-promote in the U.S. pursuant to SECTION 5.5; provided that if Connetics requests Medeva's assistance, Medeva shall be entitled to recovery of Medeva's sales representative expenses described in SECTION 5.5 below (which Connetics shall reimburse to Medeva within thirty (30) days after receipt of Medeva's invoice) prior to the calculation of Connetics' Operating Profits.

        5.5 COMMERCIALIZATION. After obtaining Regulatory Approval for the Product in the Territory, Medeva shall use Commercially Reasonable Efforts to develop and commercialize the Product in the Territory. In addition, at Connetics' request, Medeva shall assist Connetics to co-promote the Product in the U.S. until the earlier of (a) five (5) years after Regulatory Approval in the U.S. or (b) the end of the first calendar year when Medeva's annual Net Sales of Product in the Territory exceed [***]. During that period, Connetics may discontinue the co-promotion arrangement at any time at its sole discretion on ninety (90) days' notice. After such period, either of Medeva or Connetics may discontinue the co-promotion arrangement upon no less than ninety (90) days' notice to the other Party. During either notice period, the provisions of this
SECTION 5.5 and SECTION 5.4 shall continue in effect, provided that Medeva must use Commercially Reasonable Efforts during that notice period to facilitate the transfer of all promotion activities to Connetics. During the co-promotion period, Connetics will book sales and lead marketing efforts determined by the Commercialization Committee and, at Connetics' discretion and upon Connetics' request, Medeva will match all reasonable field sales efforts by Connetics (which shall in no event require Medeva to provide more than thirty (30) representatives). To the extent that Medeva is co-promoting, Connetics shall pay Medeva an amount per Medeva representative equal to Connetics' fully-loaded cost per Connetics representative.

        5.6 AUDIT.

            5.6.1 BOOKS AND RECORDS. Each Party agrees to maintain and cause its Affiliates and, to the extent possible, cause its Contract Manufacturers and Contract Providers, to maintain complete and accurate books and records of account so as to enable the other Party to verify amounts due and payable under this Agreement. In particular, each Party shall preserve and maintain all such records and accounts required for audit for a period of four (4) years after the calendar quarter for which the record applies.

            5.6.2 AUDIT OF MEDEVA'S RECORDS. Upon two (2) weeks notice to Medeva, Connetics shall have the right to have an independent certified public accountant, selected by Connetics and reasonably acceptable to Medeva, audit Medeva's records during normal business hours to verify all records pertaining to the calculation of Medeva's Net Sales in the Territory; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years. Except in the event that the audit reveals fraud, Connetics shall have no right under this Section to audit records for periods which have already been audited under this provision.

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                                      -21-

            5.6.3 AUDIT OF CONNETICS' RECORDS. Medeva shall have the right, upon two (2) weeks notice to Connetics, to have an independent certified public accountant, selected by Medeva and reasonably acceptable to Connetics, audit Connetics' records during normal business hours to verify all records pertaining to the calculation of Connetics' Net Sales, COGS, Operating Profits, and the amounts due Medeva pursuant to SECTIONS 5.4 and 5.5; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years; and provided further that Medeva shall not have the right to audit records pertaining to the calculation of Connetics' Net Sales or Operating Profits or the amounts due pursuant to SECTIONS 5.4 and 5.5 after the end of Connetics' first full fiscal year following the termination of the profit sharing described in SECTION 5.4. Except in the event that the audit reveals fraud, Medeva shall have no right under this Section to audit records for periods which have already been audited under this provision.

            5.6.4 AUDIT RESULTS: PAYMENTS. Each Party shall promptly pay or refund to the other Party the amount of any overpayment or underpayment determined in such audit. Any such audit shall be at the expense of the Party requesting the audit unless such audit indicates greater than five percent (5%) error in payment in favor of the audited Party based on the records and/or calculations of the audited Party, in which case such audit shall be at the expense of the audited Party and such payment or refund shall bear interest from the date the payment was originally due at two percent (2%) plus the then current prime rate established by the U.S. Federal Reserve Bank. Any dispute between the Parties with respect to the results of any dispute shall be resolved in accordance with SECTION 12.4 of this Agreement. All information resulting from such audits conducted pursuant to this SECTION 5.6 shall be kept confidential pursuant to SECTION 7.2. The results of any such audit shall be disclosed to the auditing Party, provided that the certified public accountants shall not disclose to the auditing Party the business details of the audited Party's records, but shall report only as to whether the amounts charged or royalties paid were correct, or if not, the amount by which the certified public accountant's calculation varies from the audited Party's calculation.


                                   ARTICLE VI
                                   GOVERNANCE

        6.1 COMMITTEES. The Parties shall establish the committees described below for the purpose of performing the obligations and governing the relationship between the Parties pursuant to this Agreement. Each Party will provide to the relevant committees such data and documentation developed by each Party necessary to enable the committees to perform the duties described in this
SECTION 6.1.

            6.1.1 DEVELOPMENT COMMITTEE. Within thirty (30) days after the Effective Date, the Parties shall establish a Development Committee which shall
(a) develop, approve and amend the Development Plan and associated budget (including Support Expenses) with respect to Product Development in the United States and the Territory, (b) provide overall direction, monitor progress, manage information exchange between the Parties, decide key strategies and solve problems with respect to the Clinical Development of and Regulatory Filings for the

Product in the Territory, and (c) make decisions about the potential joint development of the Product for Additional Indications. At the first meeting of the Development Committee, the members shall establish a regular meeting time and structure, and appoint a secretary whose responsibility it will be to coordinate the timing, notice, and agendas for Development Committee meetings.

            6.1.2 COMMERCIALIZATION COMMITTEE. Upon successful completion of the last U.S. clinical trial required for BLA filing (as determined pursuant to SECTION 4.1.2), or upon such earlier date as the Parties may agree, the Parties shall establish a Commercialization Committee which shall be responsible for providing overall direction, monitoring progress, managing information exchange between the Parties, deciding key strategies and solving problems with respect to commercialization and promotion of the Product in the U.S. and the Territory. At the first meeting of the Commercialization Committee, the members shall establish a regular meeting time and structure, and appoint a secretary whose responsibility it will be to coordinate the timing, notice, and agendas for Commercialization Committee meetings.

        6.2 DECISION MAKING. Each committee shall be composed of up to six (6) members, with an equal number of representatives from each Party, and each committee shall be duly authorized and empowered to make decisions on behalf of its appointing Party. Meetings of the committees may be held in person at mutually agreed times and locations, or may be held by telephone or video conference. In general, each of the committees shall strive to make decisions by consensus. In the event that consensus cannot be reached on matters assigned to the Development Committee or the Commercialization Committee, then (a) with respect to Clinical Development, Regulatory Filings, and commercialization in the Territory, Medeva shall have the right to resolve deadlocks, and (b) with respect to Clinical Development, Regulatory Filings, and commercialization outside of the Territory, and all CMC Development, Connetics shall have the right to resolve deadlocks.


                                   ARTICLE VII
                           WARRANTIES AND INDEMNITIES

        7.1 REPRESENTATIONS AND WARRANTIES OF CONNETICS. Connetics represents and warrants to Medeva as follows:

            7.1.1 ORGANIZATION; STANDING. Connetics is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and the other agreements contemplated by this Agreement, including the Stock Purchase Agreement.

            7.1.2 NO CONFLICTS. The execution, delivery and performance of this Agreement have been validly authorized by Connetics; neither the execution and delivery of, or the performance of its obligations under this Agreement (i) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or bylaws, or (ii) violates applicable laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.

            7.1.3 RIGHTS TO LICENSED IP. As of the Effective Date, Connetics owns, controls, or otherwise has the right to use, all Relaxin Information and Relaxin Patents required or necessary to develop, manufacture and sell Products (in bulk or finished form); and further Connetics has the right to grant to Medeva the rights and licenses under the Licensed IP in this Agreement.

            7.1.4 NO LAWSUITS, ETC. To the best of Connetics' knowledge, as of the Effective Date and during the immediately preceding five (5) year period (or three [3] year period with respect to Connetics' licensors), there have not been any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any government authority or other Third Party threatened, commenced or pending against Connetics or its licensors relating to, and Connetics has not received any notice of infringement with respect to, the Relaxin Information, Relaxin Patents, Relaxin or the Relaxin Materials, including Connetics' right to manufacture, use or sell Products.

            7.1.5 THIRD PARTY RIGHTS. The exercise by Medeva of the rights and licenses granted to Medeva by Connetics under this Agreement will not infringe any rights owned by any Third Party or violate any agreement between Connetics and any Third Party (including without limitation the licensors under the Third Party Licenses). Except as set forth in the Third Party Licenses, as of the Effective Date, Connetics is not aware of any Third Parties that own or control any patents or Relaxin Information required for the production, manufacture or commercialization of Products.

            7.1.6 NO ENCUMBRANCES. As of the Effective Date, Connetics controls or otherwise is entitled to use throughout the Territory all rights in, to and under the Relaxin Patents and Relaxin Information, free and clear of any lien, claim, charge, encumbrance or right of any Third Party (other than as set forth in the Third Party Licenses).

            7.1.7 NO OTHER AGREEMENTS. No other agreement or understanding, verbal or written, exists to which Connetics is legally bound regarding the intellectual property rights granted to Connetics pursuant to the Third Party Licenses. The Third Party Licenses represent the complete and entire understanding of Connetics and, to the knowledge of Connetics, its respective Third Party License licensors as of the Effective Date with respect to the intellectual property rights granted to Connetics pursuant to the Third Party Licenses.

            7.1.8 INFORMATION. All information relating to Relaxin or the Product delivered to Medeva by Connetics, its officers, directors, representatives or agents, was when delivered and is as of the date of this Agreement in all material respects accurate and correct and Connetics is not aware of any information which would be required to be disclosed to make any such information not misleading.

        7.2 REPRESENTATION AND WARRANTIES OF MEDEVA. Medeva represents and warrants to Connetics as follows:

            7.2.1 ORGANIZATION; STANDING. Medeva is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the other agreements contemplated by this Agreement, including the Stock Purchase Agreement.

            7.2.2 NO CONFLICTS. The execution, delivery and performance of the Agreement have been validly authorized by Medeva; neither the execution and delivery of, or the performance of its obligations under this Agreement (i) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or bylaws, or (ii) violates applicable laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.

        7.3 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR BY APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

        7.4 INDEMNIFICATION OF MEDEVA. Connetics shall indemnify Medeva, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all suits, losses, actions, demands, investigations, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "LOSSES") brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by Connetics of its representations, warranties, or obligations under this Agreement; (b) the manufacture (except by Medeva pursuant to SECTION 5.1.5) or the storage of the Product prior to the date of shipment of Product to Medeva by Connetics, its Affiliates, Contract Manufacturers or Contract Providers, all except to the extent caused by the negligence or willful misconduct of Medeva or its officers, agents, employees, Affiliates, sublicensees or customers; (c) the negligence or willful misconduct of Connetics or its officers, agents, employees or Affiliates; or (d) the use or consumption of the Product outside of the Territory.

        7.5 INDEMNIFICATION OF CONNETICS. Medeva shall indemnify Connetics, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by Medeva of its representations, warranties, or obligations under this Agreement; (b) the manufacture by Medeva (pursuant to SECTION 5.1.5) or the storage of the Product after the date of shipment of Product to Medeva by Medeva, its Affiliates, Contract Manufacturers or Contract Providers, all except to the extent caused by the negligence or willful misconduct of Connetics or its officers, agents, employees, Affiliates, sublicensees or customers; (c) the negligence or willful misconduct of Medeva or its officers, agents, employees or Affiliates; or (d) the use or consumption of the Product within the Territory.

        7.6 INDEMNIFICATION PROCEDURE.

            7.6.1 NOTICE. Each indemnified party (the "INDEMNITEE") agrees to give the indemnifying party (the "INDEMNITOR") prompt written notice of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under SECTION 7.4 or 7.5. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby.

            7.6.2 COPIES. The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee's possession or control which relate to any Losses; provided, however, that if the Indemnitee defends or participates in the defense of any Losses, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in providing witnesses and records necessary in the defense against any Losses.

            7.6.3 PARTICIPATION. The Indemnitor shall have the right, by prompt notice to the Indemnitee, to participate in the defense of any third party claim forming the basis of such Losses with counsel reasonably satisfactory to the Indemnitee, and at the sole cost of the Indemnitor so long as (a) the Indemnitor shall promptly notify the Indemnitee in writing (but in no event more than 60 days after its receipt of notice of the claim) that it will indemnify the Indemnitee from and against any Losses the Indemnitee may suffer arising out of the claim, and (b) the Indemnitor diligently participates the defense of the claim.

            7.6.4 CONTROL OF DEFENSE. If the Indemnitor participates in the defense of the claim as provided above, the Indemnitee may at its option relinquish total control to the Indemnitor or participate in such joint defense with its own counsel who shall be retained, at the Indemnitee's sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other party, which consent shall not be reasonably [sic] withheld [sic] or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor shall have the right, upon notice to the Indemnitee within five (5) days or receipt of the Indemnitee's written denial of consent, to pay to the Indemnitee the full amount of such proposed judgment or settlement, including all interest, costs or other charges relating thereto, and shall pay all attorneys' fees incurred to such date for which the Indemnitor is obligated under this Agreement, if any at which time the Indemnitor's rights and obligations and duty to indemnify with respect to the claim shall cease.

            7.6.5 SETTLEMENT. If the Indemnitor does not so participate in the defense of such claim, the Indemnitee may conduct such defense with counsel of its choice and at the sole cost of the Indemnitor and may settle such case (for monetary damages only) as it shall determine in the exercise of its reasonable discretion. Except as provided in this SECTION 7.6.5, the Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the Indemnitor.

            7.6.6 COSTS AND EXPENSES. Except as provided in this SECTION 7.6, the costs and expenses, including fees and disbursements of counsel, incurred by any Indemnitee in connection with any claim shall be reimbursed on a calendar quarter basis by the Indemnitor, without prejudice to the Indemnitor's right to contest the Indemnitee's right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obliged to indemnify the Indemnitee.

        7.7 LIMITATION OF LIABILITY. EXCEPT FOR ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE INABILITY TO SUPPLY THE PRODUCT, DISCLOSURE OF CONFIDENTIAL INFORMATION PURSUANT TO ARTICLE IX OR AS PROVIDED IN
SECTION 7.4 OR 7.5, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY LOST OPPORTUNITY OR PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.


                                  ARTICLE VIII
                                    COVENANTS

        8.1 CONNETICS' COVENANTS TO MEDEVA. Connetics covenants to Medeva as follows:

            8.1.1 MANUFACTURE. At the time of delivery of Relaxin Materials to Medeva, the Relaxin Materials (a) will have been manufactured, filled, packaged, stored and shipped in accordance with all applicable laws, rules, regulations or requirements, (b) will have been manufactured, filled, packaged and stored in accordance with the Specifications, and (c) will be free from defects in material, manufacturing and workmanship for the shelf life of such Relaxin Materials as set forth in the Specifications.

            8.1.2 COMPLIANCE WITH LAWS. Connetics has conducted or has caused Connetics' Contract Manufacturers and Contract Providers to conduct, and will in the future conduct Product Development and other relevant research and development activities required to support clinical testing, Regulatory Approvals and commercialization of the Products in the Field

(and any Additional Indications) in accordance with applicable laws, rules and regulations, including without limitation, known or published standards of the FDA.

            8.1.3 PERMITS; LICENSES. Connetics will maintain in effect all governmental permits, licenses, orders, applications and Regulatory Approvals, if applicable, necessary to manufacture, supply and sell Relaxin Materials and/or Product and otherwise as necessary to perform its obligations in accordance with the terms of this Agreement and the Supply Agreement. Connetics will manufacture and supply such Relaxin Materials and/or Product in accordance with such governmental permits, licenses, orders, applications, and Regulatory Approvals.

            8.1.4 ADEQUATE WORKFORCE. Connetics maintains and shall maintain throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable Connetics to perform its obligations as constituted from time to time under this Agreement.

            8.1.5 FUTURE PATENTS. Connetics will promptly disclose to Medeva any knowledge it acquires during the Term of this Agreement relating to any patents or patent applications other than the Relaxin Patents, required for the production, manufacture or commercialization of Products in the Field.

            8.1.6 COMMERCIALIZATION. Connetics shall use Commercially Reasonable Efforts to develop and commercialize the Product in the United States.

            8.1.7 INSURANCE. Connetics shall obtain and maintain sufficient liability insurance to cover its activities and obligations (including without limitation indemnified obligations) contemplated under this Agreement, in such amount normal and customary for companies engaged in industry and activities similar to Connetics.

            8.1.8 NON-COMPETE. Connetics covenants that, except as expressly permitted under this Agreement, during the Term, it will not, nor will it permit or cause its Affiliates or any Third Party to, enter into any agreement or arrangement to manufacture, develop, use, offer for sale, lease, market, sell, import, commercialize or otherwise exploit either directly or indirectly in the Territory any product which contains human or animal relaxin (whether recombinant or natural) or any product for the treatment of DSS except in accordance with the terms of this Agreement (collectively, "THIRD PARTY WORK"). Without limiting the foregoing, except for sublicenses and subcontracts entered into in accordance with the terms of this Agreement, Connetics will not grant to any Affiliate or Third Party any rights under the Licensed IP which would permit such Affiliates or Third Party to engage in or otherwise exploit Third Party Work in the Territory. If Connetics breaches the provisions of this SECTION 8.1.8, then without limiting any other remedies available to Medeva, Connetics shall at its sole expense contribute the Third Party Work to Medeva for use and exploitation under the terms of this Agreement and secure for Medeva the exclusive right in the Field to use and exploit the Third Party Work in the Territory.

            8.1.9 MAINTENANCE OF PATENTS. Connetics shall prosecute and maintain the Relaxin Patents and shall not take any steps to abandon, or allow to lapse, nor fail to take any steps which are required to avoid the abandonment or lapsing of any Relaxin Patent (nor cause or permit any other person to do so) unless, in each case, the Parties otherwise specifically agree in writing. For the avoidance of doubt, the provisions of this SECTION 8.1.9 apply to the Portuguese patents Nos. 85134 and 89835 listed in EXHIBIT B, notwithstanding that they are shown in EXHIBIT B as "not maintained," to the extent that they are not already abandoned as of the Effective Date.

        8.2 MEDEVA'S COVENANTS TO CONNETICS. Medeva covenants to Connetics as follows:

            8.2.1 COMMERCIALIZATION. Medeva shall use Commercially Reasonable Efforts to develop and commercialize the Product in the Territory.

            8.2.2 PERMITS; LICENSES. Medeva will maintain in effect in the Territory all governmental permits, licenses, orders, applications and Regulatory Approvals, if applicable, necessary to supply and sell Relaxin Materials and/or Product in the Territory and otherwise as necessary to perform its obligations in accordance with the terms of this Agreement and the Supply Agreement (all to the extent not otherwise required to be held by Connetics under applicable law or by the terms of this Agreement), and Medeva will supply such Relaxin Materials and/or Product in accordance with such governmental permits, licenses, orders, applications, and Regulatory Approvals.

            8.2.3 ADEQUATE WORKFORCE. Medeva, directly or through its Affiliates or sublicensees, maintains and shall maintain throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable Medeva to perform its obligations as constituted from time to time under this Agreement.

            8.2.4 FUTURE PATENTS. Medeva will promptly disclose to Connetics any knowledge it acquires during the Term of this Agreement relating to any patents or patent applications other than the Relaxin Patents, required for the production, manufacture or commercialization of Products in the Field.


                                   ARTICLE IX
                          CONFIDENTIALITY AND PUBLICITY

        9.1 PUBLIC RELATIONS AND ANNOUNCEMENTS. The Parties shall agree upon and issue a press release upon the signing of this Agreement. The Parties shall endeavor to provide courtesy copies of any public announcements concerning the relationship created by this Agreement. Neither Party shall make any representations concerning the other without the prior consent from the other Party. Except for such disclosure as is required by applicable law and/or stock exchange regulation, neither Party shall make any announcement, news release, public statement, publication or presentation relating to the existence of this Agreement or the arrangements referred to in this Agreement without the other Party's prior written consent, which consent will not be unreasonably withheld. The Parties agree to coordinate the initial announcement and/or press release relating to this Agreement. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any governmental authority or stock exchange. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure and shall use Commercially Reasonable Efforts to comply with the other Party's reasonable requests regarding changes. The Parties agree that once approval for disclosure of information has been obtained in accordance with the provisions of this SECTION 9.1, the Party that requested such approval shall be entitled to use such information without any obligation to seek further approval.

        9.2 CONFIDENTIALITY.

            9.2.1 CONFIDENTIAL INFORMATION. The Parties acknowledge that by reason of their relationship to each other under this Agreement, each will have access to certain information and materials concerning Relaxin Information, the other's business, plans, trade secrets, customers (including, but not limited to, customer lists of both Parties), technology, and/or products that is confidential and of substantial value to that Party, which value would be impaired if such information were disclosed to Third Parties ("CONFIDENTIAL INFORMATION"). Each Party agrees that it will not use in any way other than expressly authorized or contemplated under this Agreement, nor disclose to any Third Party, any such Confidential Information revealed to it by the other Party (except that Confidential Information may be disclosed, as required for the purposes of this Agreement, to any Regulatory Authority, an Affiliate, assignee, distributor, consultant or Third Party contractor or research and development organization under similar written obligations of non-disclosure and non-use), and will take every reasonable precaution to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. If Confidential Information is required to be disclosed in response to a valid order by a court, regulatory authority or other government body of competent jurisdiction, or if otherwise required to be disclosed by law, or if necessary to establish the rights of either Party under this Agreement, the receiving Party shall use commercially reasonable efforts to provide the disclosing Party with advance notice of such required disclosure to give the disclosing Party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information.

            9.2.2 EXCEPTIONS. For purposes of this Agreement, information shall be deemed Confidential Information if such information, by its nature or due to the context within which it is disclosed, is obviously intended by the disclosing Party to be kept confidential even if not identified as such in writing or with legends or other markings, provided that Relaxin Information shall automatically be treated as Confidential Information. Upon request by either Party, the other Party will advise whether or not it considers any particular information or materials to be Confidential Information. Confidential Information does not include information, technical data or know-how which: (a) is rightfully in the possession of the receiving Party at the time of disclosure as shown by the receiving Party's files and records immediately prior to the time of disclosure; (b) becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving Party; (c) is independently developed by a Party without the use of any Confidential Information of the other Party; (d) is obtained from any Third Party who is authorized to disclose such data and information without obligation of confidentiality to the disclosing party, or (e) is approved for release in writing by the disclosing Party.

        9.3 REMEDY. If either Party breaches any of its obligations with respect to this ARTICLE IX, or if such a breach is likely to occur, the other Party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law, without posting a bond.

        9.4 AGREEMENT TERMS. Subject to SECTION 9.1 and the exclusions set forth in SECTION 9.2.2, the Parties shall treat the terms and conditions of this Agreement as Confidential Information; provided, however, after written notification to the other Party, each Party may disclose the existence of this Agreement and the material terms and conditions of this Agreement under circumstances that reasonably ensure the confidentiality thereof to: (a) any government or regulatory authorities, including without limitation the United States Security and Exchange Commission pursuant to applicable law (excluding, to the extent legally permitted, disclosure of financial terms in any publicly available versions of information so-disclosed), (b) its legal representatives, advisors and prospective investors, and (c) to Connetics' licensors to the extent required for compliance with Connetics' obligations under the Third Party Licenses.


                                    ARTICLE X
                              TERM AND TERMINATION

        10.1 TERM. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until the later of the last to expire of the Relaxin Patents, or any supplemental protection certificates which provide exclusivity for the Product in any country in the Territory ("TERM").

        10.2 TERMINATION. In addition to and notwithstanding the termination rights stated elsewhere in this ARTICLE X and in SECTION 12.8 of this Agreement, this Agreement may be terminated as follows:

             10.2.1 FOR BREACH BY CONNETICS. Upon breach by Connetics of any of its material obligations contained in this Agreement ("CONNETICS BREACH"), Medeva shall be entitled to give Connetics notice specifying the nature of the Connetics Breach and stating its intent to terminate this Agreement if the Connetics Breach is not cured. This Agreement shall terminate forty-five (45) days after Connetics receives such notice (a) if Connetics does not cure the Connetics Breach to the reasonable satisfaction of Medeva, or (b) if a plan, reasonably acceptable to Medeva, is not implemented to cure as soon as practicable after notice of the Connetics Breach.

             10.2.2 FOR BREACH BY MEDEVA. Upon breach by Medeva of any of its material obligations contained in this Agreement ("MEDEVA BREACH"), Connetics shall be entitled to give Medeva notice specifying the nature of the Medeva Breach and stating its intent to terminate this Agreement if the Medeva Breach is not cured. This Agreement shall terminate forty-five (45) days after Medeva receives such notice (a) if Medeva does not cure the Medeva Breach to the reasonable satisfaction of Connetics, or (b) if a plan, reasonably acceptable to Connetics, is not implemented to cure as soon as practicable after notice of the Medeva Breach.

             10.2.3 LOSS OF THIRD PARTY LICENSES. Notwithstanding the provisions of SECTION 10.2.1, Medeva may terminate this Agreement on notice to Connetics if either of the following agreements is terminated resulting in the loss of Medeva's license under the Third Party Licenses: (a) the License Agreement dated September 27, 1993 between Genentech and Connective Therapeutics, Inc. (now known as Connetics) or (b) the License Agreement dated December 31, 1982 and re-executed as amended and varied as of June 30, 1987 between the Howard Florey Institute of Experimental Physiology and Medicine and Genentech, Inc. Connetics shall use its best efforts to obtain from relevant Third Parties an acknowledgement that, should the relationship contemplated by the Third Party Licenses terminate through no fault of Medeva's, that Medeva shall have the right to continue to commercialize Relaxin as set forth in this Agreement.

             10.2.4 TERMINATION BY MEDEVA. Medeva shall have the right to terminate this Agreement by giving one hundred eighty (180) days prior written notice to Connetics for any reason or no reason; provided that Connetics may elect at its sole discretion to continue development of the Product in the Territory.

             10.2.5 TERMINATION FOR INSOLVENCY. Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party (a) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party's debts, provided, however with respect to involuntary proceedings, that such proceedings are not dismissed within one hundred and twenty (120) days; (b) upon the other Party's making an assignment for the benefit of creditors; or (c) upon the other Party's dissolution or ceasing to do business.

        10.3 EFFECT OF TERMINATION.

             10.3.1 EFFECT ON LICENSE. Upon the expiration or earlier termination of this Agreement, the rights licensed under this Agreement shall be treated as follows:

                    (a) Upon the expiration of the Term, Medeva shall have a fully paid-up, perpetual, irrevocable, royalty-free, transferable, worldwide, non-exclusive right and license under the Licensed IP existing as of the date of such expiration to make, have made, use, offer to sell, and sell Products in the Territory.

                    (b) Upon termination pursuant to SECTIONS 10.2.2, 10.2.4, or 12.8, or termination by Connetics pursuant to SECTION 10.2.5, all rights to the Product (except to Medeva's trademarks) in the Territory shall revert to Connetics.

                    (c) Upon termination by Medeva pursuant to SECTIONS 10.2.1, 10.2.3, or 10.2.5, the license granted to Medeva pursuant to this Agreement shall become a perpetual, irrevocable, royalty-free (as to Connetics), transferable, exclusive as to the





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

        Territory, license under the Licensed IP existing as of the date of such termination, to make, have made, use, offer to sell, and sell Products in the Territory, with the right to sublicense; provided that Medeva assumes Connetics' obligations to Third Parties under existing Third Party Licenses with respect to the Territory.

             10.3.2 ONGOING OBLIGATIONS. Except as expressly provided in this Agreement, termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the Parties of any right or obligation, including but not limited to any payment obligations, accruing prior to or upon such expiration or termination. Upon expiration or termination of this Agreement for any reason, each Party shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except that each Party may retain one copy of such Confidential Information marked and used for legal archival purposes only. In the event of termination pursuant to SECTION 10.2.2 by Connetics or SECTION 10.2.4 by Medeva, then Medeva shall assign and deliver to Connetics all data and information (including registration dossier) obtained in pursuing regulatory approvals, and all regulatory approvals (e.g., to Connetics' designee in the Territory as permitted under the applicable law) for the Product in the Territory received as of such termination date. Except for the provisions of SECTIONS 2.2, 3.5, 5.3, 5.6 and 10.3, and ARTICLES I, VII, IX, XI and XII which shall survive such expiration or termination (except as limited by the terms of such section or Article), all other rights and obligations of the Parties shall cease upon expiration or termination of this Agreement.

             10.3.3 INVENTORY. Notwithstanding the foregoing, upon early termination of this Agreement pursuant to SECTION 10.2.4, Medeva shall have the right to sell all remaining Product in its inventory within six (6) months after the date of termination, subject to the payment to Connetics of the amounts specified in SECTION 4.1. Thereafter, Medeva agrees to destroy any remaining supply of Product and Relaxin Materials at Connetics' request and direction.


                                   ARTICLE XI
                       REGULATORY COMPLIANCE AND REPORTING

        11.1 GOVERNMENT INSPECTION. Connetics agrees to advise Medeva by telephone and facsimile immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within twenty-four (24) hours (or, in the case of a Contract Manufacturer, within twenty-four [24] hours after receipt by Connetics of notice thereof), of any unannounced visit or inspection, by any Regulatory Authority of any facilities used by Connetics or its Contract Manufacturers in the performance of its obligations under this Agreement, including the processes or procedures used at such facilities in the manufacture of Relaxin Materials, Relaxin or Product. Connetics shall provide Medeva with a reasonable description of each such visit or inspection promptly (but in no event later than five [5] calendar days) thereafter, and with copies of any letters, reports or other documents (including Form 483's) issued by any such authorities that relate to Relaxin, Relaxin Materials, or the Product, or such facilities, processes or procedures. Medeva may review Connetics' responses to any such reports and communications, and if practicable, and, insofar as timely received, Medeva's reasonable views and requests shall be taken into account prior to submission of such reports and communications to the relevant Regulatory





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

Authority. Connetics shall also provide Medeva with the notice, information, documentation, and opportunity to comment provided for above with respect to Contract Manufacturers.

        11.2 ADVERSE EXPERIENCE REPORTING. Each Party shall notify, and shall cause its Affiliates, sublicensees and Contract Providers and, with respect to Connetics, its Contract Manufacturers, to notify, the other party promptly upon receipt of (a) any information concerning any potentially serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidence or other adverse experience (an "ADVERSE EXPERIENCE") and the severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the Relaxin Materials, Relaxin or the Products, whether or not determined to be attributable to the same, (b) any information regarding any pending or threatened action which may affect the safety or efficacy claims of the Products or the continued marketing of the Products in any nation or jurisdiction, (c) any material communications with or notice from a Regulatory Authority indicating that it intends to visit or inspect a Party's facilities, or the facilities of an Affiliate, sublicensee or Contract Provider of such Party and, with respect to Connetics, a Contract Manufacturer, for a purpose relevant to the development, manufacture of [sic] marketing of the Products. Without limiting the foregoing, Connetics shall use Commercially Reasonable Efforts to require each Affiliate, sublicensee and Contract Manufacturer to notify Medeva's responsible drug safety department by telephone and facsimile within twenty-four (24) hours after Connetics first becomes aware of any Adverse Experience that gives cause for concern or is unexpected or that is fatal, life-threatening (as it occurred), permanently disabling, requires (or prolongs) inpatient hospitalization, represents a significant hazard, or is a cancer or a congenital anomaly or represents an overdose, or any other circumstance that might necessitate a recall, expedited notification of any Regulatory Authorities or a significant change in the label of the Product, including without limitation, any deviation from the specified environmental conditions for shipping or storage of the Product. Each Party shall make such reports as are necessary to comply with laws and regulations applicable to it, at its sole expense. Further, in the event a Party (or its Affiliates, sublicensees, Contract Manufacturers or Contract Providers) receives a communication or directive from a Regulatory Authority commencing or threatening seizure of (or other removal from the market of) Relaxin, Relaxin Materials, or Product, such Party shall transmit such information to the other Party within twenty-four (24) hours of receipt.

        11.3 NOTIFICATION AND RECALL. If any Regulatory Authority issues or requests a recall or takes similar action in connection with Relaxin or the Product, or if either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the Party notified of or wishing to call such recall or similar action shall, within twenty-four (24) hours, advise the other Party of notification or its determination by telephone or facsimile, after which the Parties shall promptly discuss and work together to effect an appropriate course of action; provided, however, that either Party may initiate a recall or market withdrawal thereafter if it deems such action necessary or appropriate. Connetics shall be responsible for notification to FDA (or such other applicable Regulatory Authority with respect to countries other than the United States and the Territory) and compliance with applicable laws outside the Territory in conducting such recall. Medeva shall be responsible for notification to the applicable Regulatory Authority with respect to countries in the Territory and compliance with applicable laws in the Territory in conducting such recall.

        11.4 RECALL EXPENSE. If a recall results from the breach of a Party's warranties or obligations under this Agreement, the breaching Party shall bear the full expense of both Parties incurred in any such recall. Such expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and the sum paid for the recalled Product. Without limitation of the foregoing, if the failure to meet applicable legal requirements is caused by the act or omission of Connetics in manufacture or sale of Product to Medeva, (a) Connetics shall have the option of (i) replacing the recalled Product, or (ii) reimbursing Medeva for any amounts paid to Connetics by Medeva under this Agreement for Products which are recalled and/or cannot be shipped by Medeva due to the condition requiring the recall, and (b) with respect to Product manufactured by Connetics, Connetics shall reimburse Medeva for all liabilities incurred by Medeva by virtue of being unable to meet its supply obligations to its customers because Product could not be shipped by Connetics or Medeva due to the condition requiring recall. In the event, however, that a recall is partially caused by Connetics' actions or omissions and partially caused by Medeva's actions or omissions, then each Party shall be responsible for its proportionate share of the recall expenses based on its proportionate share of causation.


                                   ARTICLE XII
                                  MISCELLANEOUS

        12.1 OFFSETS; TAXES, TARIFFS, FEES. Medeva shall have the right to offset any amounts receivable from Connetics against the payments due and payable by Medeva to Connetics under this Agreement, except those payments specified in SECTION 4.1 of this Agreement (as modified by SECTION 4.2); provided, however, that Medeva has the right to deduct from the payments set forth in SECTION 4.1 any withholding tax applicable to Connetics' income which Medeva is obliged to pay by under [sic] applicable law; provided further that Medeva shall provide Connetics with an appropriate tax receipt for the deducted amount which Connetics can present to its tax authority and sufficient for Connetics to receive the corresponding credit to which it is entitled. The Parties agree to cooperate in all respects necessary to take advantage of such double taxation agreements as may be available to optimize the tax obligations of each Party.

        12.2 CURRENCY OF PAYMENTS. All amounts payable to Connetics by Medeva pursuant to this Agreement shall be made to Connetics in Dollars and by wire transfer to the U.S. bank account(s) specified by Connetics from time to time. Medeva shall apply a conversion rate from all other currencies to Dollars for amounts payable under this Agreement equal to the average of the conversion rates in effect on each day of the quarterly period for which such payment is due. The conversion rates to be used in this Agreement shall be the rates reported by Olsen & Associates, Ltd. and referenced on the internet website at HTTP://WWW.OLSEN.CH/.

        12.3 COMPLIANCE WITH LAWS. In performing this Agreement, each Party shall comply with all applicable laws and government regulations at all times, including but not limited to any applicable laws and regulations in the Territory and the U.S. with respect to the export or re-export or release of technology and technical data.

        12.4 DISPUTE RESOLUTION AND GOVERNING LAW.

             12.4.1 PROCESS. The Parties shall endeavor to resolve in good faith any disputes or conflicts arising from or relating to the subject matter of this Agreement, failing which either Party shall submit such conflict for resolution to the Chief Executive Officers of Medeva PLC and Connetics. If the Chief Executive Officers of Medeva and Connetics are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, such conflict may be submitted to judgment by a court of competent jurisdiction.

             12.4.2 GOVERNING LAW. This Agreement shall be governed, controlled, interpreted and defined by and under the laws of the State of New York and the United States without regard to that body of law known as conflicts of law; provided that issues relating to the validity and enforceability of patents shall be governed by the laws of the jurisdiction by which such patent was granted. The Parties specifically disclaim application to this Agreement of the Convention on Contracts for the International Sale of Goods.

        12.5 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        12.6 NOTICES. Any notice required or permitted by this Agreement shall be in writing and in English and shall be sent by prepaid registered or certified mail, return receipt requested; by facsimile; by internationally recognized courier; or by personal delivery, in each case addressed to the other Party at the address below or at such other address for which such Party gives notice under this Agreement.

        Connetics Corporation
        Attn: President and Chief Executive Officer
        3400 West Bayshore Road
        Palo Alto, California 94303
        U.S.A.

        Medeva Pharmaceuticals, Inc.
        Attn: Chief Executive Officer
        755 Jefferson Road
        Rochester, New York  14603
        U.S.A.

Such notice shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

        12.7 FORCE MAJEURE. Neither Party shall be considered in default of performance of its obligations under this Agreement, except any obligation under this Agreement to make payments when due, to the extent that performance of such obligations is delayed by contingencies or causes beyond the reasonable control and not caused by the negligence or willful misconduct of such Party, including but not limited to strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions, or force majeure, to the extent that the failure to perform is beyond the reasonable control of the nonperforming Party.

        12.8 NONASSIGNABILITY AND BINDING EFFECT. Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly, except as follows: (a) either Party may transfer or assign this Agreement to an Affiliate of such Party which agrees in writing to undertake the obligations under this Agreement provided the assigning Party remains primarily liable, (b) either Party may transfer or assign this Agreement in connection with the sale of all or substantially all of the assigning Party's related business, and (c) either Party may transfer or assign this Agreement to a non-Affiliate Third Party with the prior written consent of the other Party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to, the benefit of the Parties, their successors and assigns. Any attempted assignment contrary to the provisions of this SECTION 12.8 shall be deemed ineffective, and either Party shall have the right to terminate this Agreement, with the effect described in SECTION 10.3.1.

        12.9 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.

        12.10 NO WAIVER. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

        12.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        12.12 ENTIRE AGREEMENT. This Agreement, including the attached Exhibits which are incorporated in this Agreement by reference, constitutes the entire agreement of the Parties with respect to the subject matter, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Connetics and Medeva with respect to such subject matter. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

        12.13 INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. This Agreement does not establish a relationship of agency, partnership, joint venture, employment or franchise between the Parties and neither Party shall have any authority to bind the other Party or incur any obligation on the other Party's behalf.

        The undersigned have executed this Agreement on behalf of Medeva and Connetics, as applicable, effective as of the Effective Date.




CONNETICS CORPORATION                            MEDEVA PHARMACEUTICALS, INC.



By:  /s/ Thomas G. Wiggans                       By:  /s/ Mark G. Hardy
      Thomas G. Wiggans                               Mark G. Hardy
      President and Chief Executive Officer      Its Duly Authorized Officer





































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